Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2021 SECOND QUARTER RESULTS

Houston, Texas – May 6, 2021 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $7.2 million, or $(0.53) per diluted share, on revenue of $23.9 million for its second quarter ended March 31, 2021. This compares with a net loss of $3.8 million, or ($0.28) per diluted share, on revenue of $25.9 million for the second quarter of the prior year period.

For the six months ended March 31, 2021, the Company recorded revenue of $52.4 million compared to revenue of $43.6 million during the prior year period. The Company reported a net loss of $8.2 million, or $(0.61) per diluted share compared to a net loss of $13.1 million, or $(0.97) per diluted share for the prior year period.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies (the “Company”) said, “As the COVID-19 plague has worsened in some locations while improving in others, our business segments reflected similar divergence in the second fiscal quarter. Yet, despite the challenges thrust upon us by the pandemic, signs of recovery are mounting for the overall economy as well as the businesses we serve. In many places, COVID-19 restrictions are being lifted, air travel is ramping up, and businesses are reopening and returning to work. Nonetheless, the impact of the pandemic has been severe as evidenced in the three- and six-month periods ended March 31, 2021. In our Oil and Gas Markets segment, gaps in demand for our OBX marine nodal systems continued through the second quarter. This led to lower rental revenue in the first six months of the fiscal year compared to last year. Moreover, as earlier OBX rental contracts ran to conclusion, many contracts planned for potential follow-on work and new surveys around the globe could not be started due to COVID-19 lockdowns and travel restrictions. On a positive note, as COVID-19 vaccines are broadly distributed and recovery from the pandemic gains momentum, we believe much of this work will resume. Requests for quotes for future rentals of OBX systems are increasing and some new contracts are already underway or about to begin. On another positive note, the reduction in rental revenue from our Oil and Gas Markets segment is largely offset by the recognition of revenue from the sale of a large GCL land recording system that was delivered a year ago. Since that time, monthly payments under the promissory note along with the initial down payment received toward the purchase have been accumulating on our balance sheet as deferred revenue. However, our ongoing due diligence review of the customer, including recently received audited financial information, has determined that completion of all remaining payments is probable and that revenue from the sale should be recognized.”

Wheeler continued, “In contrast to the Oil and Gas Markets segment and despite the negative effects of COVID-19, our Adjacent Markets segment experienced second quarter revenue growth of 7% compared to the same three-month period one year ago, with growth expanding to almost 10% over last year’s first six months. This improvement is primarily attributed to even larger growth in our industrial products and services, which includes our smart water meter cables and connectors and our contract manufacturing. However, a portion of this growth was partially offset by reductions in revenue from our graphic imaging products, where many of our customers continue to be negatively impacted by COVID-19. As the pandemic begins to abate, we believe that demand for these products will increase as promotions and merchandising for schools, sporting events, and other social gatherings resume.”

“The vast majority of revenue in our Emerging Markets segment was recorded in our first fiscal quarter, and is thus reflected in the six-month period ended March 31, 2021 with very little addition in the second quarter. This revenue is in association with the contract awarded by the Department of Homeland Security to our Quantum subsidiary in April 2020. The contract called for providing the Customs and Border Protection (“CBP”), U.S. Border Patrol with a novel border and perimeter security solution comprising our unique technological advances in sensors, systems, and data analytics. We are very pleased that the deployment and installation of this advanced border and perimeter security solution proceeded on course. This continued expansion and diversification of products and services in our Adjacent and Emerging Markets segments demonstrates that Geospace is first and foremost an innovative technology company. Our focused strategy is to push highly engineered-for-purpose products into the hands of customers from other markets as well as in our Oil and Gas Market, and we see even more of this occurring in our future.”

Oil and Gas Markets Segment

The Company’s Oil and Gas Markets segment generated $16.1 million for the three months ended March 31, 2021. For the six-month period ended March 31, 2021, revenue from this segment totaled $28.9 million. These amounts compare with $18.4 million and $29.9 million for the equivalent three- and six-month periods a year ago, reflecting respective decreases of 17.9% and 3.5%. The decreases for both periods are the result of lower demand for the Company’s traditional seismic exploration products and reduced rentals of the Company’s wireless OBX nodal marine systems. In both periods, the decreases are partially offset by the recognition of revenue from the sale of a $12.5 million land-based wireless recording system, delivered to a customer one year ago. The customer has met all payment obligations in connection with the sale, and audited information recently received leads to the determination that the collection of all remaining promissory note payments is probable. The comparative decrease in revenue for the six-months ended March 31, 2021, was also partially offset by the sale of OBX rental equipment in the first three months of the period.

For the three- and six-month periods ended March 31, 2021, the Company’s traditional seismic products generated $0.8 million and $1.8 million respectively, reflecting decreases of 61.1% and 59.3% for the same periods one year ago. Demand for the Company’s traditional seismic products has declined as a result of reductions in seismic exploration by oil and gas companies. The destruction of demand for oil and gas as a consequence of the impacts from COVID-19 on travel and overall economic activity continues to negatively affect demand for these products.

For the three- and six-month periods ended March 31, 2021, the Company’s wireless seismic products generated revenue of $14.8 million and $26.5 million respectively. These figures represent a respective decrease of 8.1% and increase of 6.0% when compared to $16.1 million and $25.0 million for the equivalent three- and six-month periods a year ago. Figures for the recent three- and six-month periods both benefit from the recognition of $12.5 million in revenue from the sale of a wireless land system delivered in the second quarter of the Company’s 2020 fiscal year. Excluding this sale, revenue from wireless seismic products for the three- and six-month periods ended March 31, 2021 was $2.3 million and $14.0 million. The reduced revenue of these periods in comparison to the equivalent periods last year is the result of fewer rentals of the Company’s OBX marine systems, partially offset for the six months period ended March 31, 2021, by a $9.9 million sale of used OBX rental equipment. As certain rental contracts for the Company’s OBX systems have run to completion, many of the subsequent planned projects intending to utilize the OBX were unable to commence due to worldwide COVID-19 related lockdowns and travel restrictions. The Company believes the majority of such projects will resume as the pandemic draws to an end.

For the three- and six-month periods ended March 31, 2021, the Company’s reservoir seismic products generated revenue of $571,000 and $600,000 respectively. This reflects respective increases of 69.4% and 8.1% when compared to the three- and six-month periods last year. The increase in both periods is due to a greater amount of performed engineering services. The Company believes the foremost opportunity for meaningful revenue from these products resides in future contracts for the design, manufacture, and deployment of permanent reservoir monitoring (PRM) systems. The Company is engaged in several discussions at various stages with multiple oil and gas producers in regard to PRM systems. Although the Company has the largest installed base of PRM systems in the world, it has not received an order for such a system since November 2012. However, the Company believes that increased energy demands, brought on by global recovery from the COVID-19 pandemic, will reinflate demand for oil and gas, and that its PRM systems provide the preeminent tool for oil and gas companies to maximize production from existing assets at lower costs and reduced carbon footprint.

Adjacent Markets Segment

For the three- and six-month periods ended March 31, 2021, revenue from the Company’s Adjacent Markets segment totaled $7.6 million and $14.5 million respectively. These figures represent an increase of 7.0% and 9.8% respectively when compared with $7.1 million and $13.2 million for the three- and six-month periods one year ago. The increase in both periods is largely the result of greater sales of the Company’s smart water meter cable and connector products, augmented by higher demand for its contract manufacturing services. The increases in both periods are partially offset by decreases in sales of the Company’s graphic imaging products. Many of the Company’s customers for these products depend on attended sports events and other social gatherings which have been largely curtailed as a result of the COVID-19 pandemic. As recovery from the pandemic progresses and such activities resume, management believes demand for these products will increase accordingly.

Emerging Markets Segment

For the three- and six-month periods ended March 31, 2021, the Company’s Emerging Markets segment generated revenue of $165,000 and $9.0 million respectively. This compares with $372,000 and $469,000 in the equivalent three- and six-month periods a year ago. The decrease over the three-month period with respect to last year is the result of fewer sales of the Company’s specialty border and perimeter security products in those comparative three months. The large increase over last year’s comparative six-month period is a result of fulfilling the majority of a singular contract with the CBP, U.S. Border Patrol. The contract, awarded in April 2020 to the Company’s Quantum subsidiary, provides an advanced technology border and perimeter security solution to the Department of Homeland Security. The Company believes additional contracts will follow as the efficacy and value of its unique seismic acoustic technologies and innovative data analytics are fully deployed and demonstrated. Management further believes its systems are fully aligned and complimentary to the U.S. government’s stated intentions of deploying high technology means and methods to protect U.S. borders.

Balance Sheet and Liquidity

For the six months ended March 31, 2021, the Company used $3.9 million in cash and cash equivalents from operating activities. The Company generated $4.7 million of cash for investment activities that included $10.0 million in proceeds from the sale of used rental equipment, which were partially offset by $3.8 million used for the purchase of short-term investments and $1.7 million used for investments to property, plant, and equipment. The Company used $2.3 million in financing activities through purchases of treasury stock pursuant to a stock buyback program authorized by the Company’s Board of Directors. The stock buyback program authorizes the Company to repurchase up to $5.0 million of its common shares in the open market. As of March 31, 2021, the Company had repurchased a total of 275,188 shares under the program. At March 31, 2021, Geospace had $35.1 million in cash, cash equivalents, and short-term investments compared with $32.7 million at September 30, 2020. In addition, at March 31, 2021, the Company had $18.5 million in available borrowing from its credit agreement with Frost Bank, of which no borrowed amounts are outstanding. Thus, the Company’s total liquidity as of March 31, 2021 was $53.6 million. The Company additionally owns unencumbered property and real estate in both domestic and international locations.

Wheeler concluded, “Unfortunately, COVID-19 has not gone away. But fortunately, nor has our resolve to overcome its challenges. Although many people continue to be impacted, relief seems to be in sight, especially as vaccines are more broadly distributed. In parts of the U.S., more than 40% of the population has been fully vaccinated, and in some countries even higher rates have been achieved. As economic conditions improve, the engines of commerce everywhere will accelerate. We believe this will translate into higher demand for our products and services. And we believe those products that have seen growing demand despite the pandemic will continue to climb upward. In the broader landscape, the world will need energy to fuel its rebounding economies. And it will need even more energy to raise the quality of life for those portions of society continuing their journey out of poverty and to higher standards of living. Oil and gas will remain the primary means of supplying this energy for some time to come. In the course of time, Geospace has navigated a continuum of cyclical industry ups and downs, and it appears that a pandemic will now be added to that list of overcome challenges. In steering our course, we have exercised conservative management and consistently maintained a strong balance sheet with zero debt and ample liquidity. All the while and without interruption, we have steadfastly advanced our technologies to new levels across multiple products and diversified our interests into new markets. We believe this measurable success will continue. I’d like to personally thank all of our hard-working employees, valued clients, and trusted shareholders for their help and support as we strive to accomplish even more.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2021 second quarter financial results on May 7, 2021 at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 342-8591 (US) or (203) 518-9822 (International). Please reference the conference ID: GEOSQ221 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the adoption, results and success of our transactions with Quantum and the OptoSeis® technology, the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, the completion of new orders for channels of our GCL system, the fulfillment of customer payment obligations, the impact of the coronavirus (COVID-19) pandemic, our ability to manage changes and the continued health or availability of management personnel, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® technology transactions to yield positive operating results, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, inability to realize value from bonds, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Revenue:
Products	$21,604	$9,517	$48,326	$18,600
Rental	2,288	16,390	4,026	25,012

Total revenue	23,892	25,907	52,352	43,612

Cost of revenue:
Products	17,755	9,722	34,585	19,625
Rental	5,290	8,280	10,195	13,585

Total cost of revenue	23,045	18,002	44,780	33,210

Gross profit	847	7,905	7,572	10,402

Operating expenses:
Selling, general and administrative	5,478	6,066	10,832	12,063
Research and development	3,765	4,225	7,285	8,521
Change in estimated fair value of contingent consideration	(221)	972	(918)	972
Bad debt expense	1	131	8	158

Total operating expenses	9,023	11,394	17,207	21,714

Loss from operations	(8,176)	(3,489)	(9,635)	(11,312)

Other income (expense):
Interest expense	—	(11)	—	(23)
Interest income	812	216	1,133	350
Foreign exchange gains (losses), net	(36)	108	113	(24)
Other, net	277	(28)	274	(57)

Total other income, net	1,053	285	1,520	246

Loss before income taxes	(7,123)	(3,204)	(8,115)	(11,066)
Income tax expense	61	607	119	2,027

Net loss	$(7,184)	$(3,811)	$(8,234)	$(13,093)

Loss per common share:
Basic	$(0.53)	$(0.28)	$(0.61)	$(0.97)

Diluted	$(0.53)	$(0.28)	$(0.61)	$(0.97)

Weighted average common shares outstanding:
Basic	13,466,614	13,541,404	13,519,638	13,503,486

Diluted	13,466,614	13,541,404	13,519,638	13,503,486

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	March 31, 2021	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$31,246	$32,686
Short-term investments	3,865	—
Trade accounts and notes receivable, net	10,531	13,778
Unbilled receivables	2,707	—
Inventories, net	15,313	16,933
Asset held for sale	1,732	587
Prepaid expenses and other current assets	2,179	953

Total current assets	67,573	64,937

Non-current notes receivable	3,077	—
Non-current inventories, net	24,580	16,930
Rental equipment, net	38,382	54,317
Property, plant and equipment, net	29,728	29,874
Operating right-of-use assets	1,309	—
Goodwill	4,337	4,337
Other intangible assets, net	7,465	8,331
Deferred cost of revenue and other assets	332	8,119

Total assets	$176,783	$186,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$5,228	$1,593
Contingent consideration	2,324	—
Operating lease liabilities	199	—
Deferred revenue and other current liabilities	8,454	8,753

Total current liabilities	16,205	10,346

Non-current contingent consideration	7,720	10,962
Non-current operating lease liabilities	1,135	—
Non-current deferred revenue and other liabilities	28	4,567

Total liabilities	25,088	25,875

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 13,741,096 and 13,670,639 shares issued, respectively; and 13,465,908 and 13,670,639 shares outstanding, respectively	137	137
Additional paid-in capital	91,992	90,965
Retained earnings	78,332	86,566
Accumulated other comprehensive loss	(16,438)	(16,698)
Treasury stock, at cost, 275,188 shares at March 31, 2021	(2,328)	—

Total stockholders’ equity	151,695	160,970

Total liabilities and stockholders’ equity	$176,783	$186,845

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net loss	$(8,234)	$(13,093)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Deferred income tax benefit	(1)	(34)
Rental equipment depreciation	7,772	9,269
Property, plant and equipment depreciation	1,970	2,057
Amortization of intangible assets	866	866
Accretion of discounts on short-term investments	3	—
Stock-based compensation expense	1,027	1,123
Bad debt expense	8	158
Inventory obsolescence expense	1,155	1,966
Change in estimate of collectability of rental revenue	—	7,993
Change in estimated fair value of contingent consideration	(918)	972
Gross profit from sale of used rental equipment	(4,150)	(425)
Loss (gain) on disposal of property, plant and equipment	6	(153)
Gain on transfer of investment in security	(269)	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivables	190	(771)
Unbilled receivables	(2,707)	—
Inventories	(6,652)	1,760
Deferred cost of revenue and other assets	6,525	(8,440)
Accounts payable trade	3,629	871
Deferred revenue and other liabilities	(4,153)	1,607

Net cash provided by (used in) operating activities	(3,933)	5,726

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,673)	(2,785)
Proceeds from the sale of property, plant and equipment	2	180
Investment in rental equipment	(59)	(5,238)
Proceeds from the sale of used rental equipment	9,991	2,100
Purchases of short-term investments	(3,800)	—
Proceeds from investment security transaction	269	—

Net cash provided by (used in) investing activities	4,730	(5,743)

Cash flows from financing activities:
Purchase of treasury stock	(2,328)	—

Net cash used in financing activities	(2,328)	—

Effect of exchange rate changes on cash	91	1

Decrease in cash and cash equivalents	(1,440)	(16)
Cash and cash equivalents, beginning of fiscal year	32,686	18,925

Cash and cash equivalents, end of fiscal period	$31,246	$18,909

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$23
Cash paid for income taxes	70	2,074
Inventory transferred to (from) rental equipment	(504)	6,126

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Oil and Gas Markets
Traditional seismic exploration product revenue	$789	$2,030	$1,786	$4,384
Wireless seismic exploration product revenue	14,772	16,067	26,509	25,004
Reservoir product revenue	571	337	600	555

	16,132	18,434	28,895	29,943

Adjacent Markets segment revenue:
Industrial product revenue	4,977	4,186	9,384	7,782
Imaging product revenue	2,618	2,915	5,111	5,418

	7,595	7,101	14,495	13,200
Emerging Markets segment revenue:
Border and perimeter security product revenue	165	372	8,962	469

Corporate	—	—	—	—

Total revenue	$23,892	$25,907	$52,352	$43,612

	Three Months Ended		Six Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Operating income (loss):
Oil and Gas Markets segment	$(5,465)	$1,310	$(11,451)	$(2,584)
Adjacent Markets segment	1,562	1,214	2,822	2,065
Emerging Markets segment	(1,189)	(2,500)	5,290	(3,865)
Corporate	(3,084)	(3,513)	(6,296)	(6,928)

Total operating loss	$(8,176)	$(3,489)	$(9,635)	$(11,312)